EXHIBIT 99.1

Simmons First National Corporation Declares $0.20 Per Share Dividend

PINE BLUFF, Ark., Feb. 27, 2012 (GLOBE NEWSWIRE) -- Simmons First National Corporation's (Nasdaq:SFNC) Board of Directors declared a regular $0.20 per share quarterly cash dividend payable April 2, 2012, to shareholders of record March 15, 2012. This dividend represents a $0.01 per share, or 5.3% increase over the dividend paid for the previous quarter.

"Simmons First has one of the strongest capital positions within our peer group, in fact ranking at the 97th percentile in regulatory capital," said J. Thomas May, Chairman and Chief Executive Officer. "Obviously, a portion of this capital has been allocated for our acquisition program and we plan to leave this excess available for this purpose. In September 2011, we announced the restoration of our share repurchase program and we have repurchased 150,144 shares at an average price of $24.25. We plan to continue opportunistic repurchases during 2012. Likewise, since the sluggish economy has slowed our internal growth, we are reducing the amount of our capital allocated for growth and taking this opportunity to reward our shareholders with a dividend increase. At the current stock price of $26.68, the proposed annualized dividend produces a 3.0% yield, which I believe represents an attractive return in today's market."

Simmons First National Corporation is an eight bank financial holding company with community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 88 offices, of which 84 are financial centers, in 47 communities in Arkansas, Missouri and Kansas.

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

CONTACT: DAVID W. GARNER
         Senior Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000